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                                 EXHIBIT NO. 11.01


                            PARK ELECTROCHEMICAL CORP.

                                 AND SUBSIDIARIES

                  COMPUTATION OF FULLY-DILUTED EARNINGS PER SHARE
                       (In thousands, except per share data)

                                                    Fiscal year ended
                                                    1996      1995      1994
ADJUSTMENT OF NET EARNINGS:
Net earnings                                     $24,898   $17,345     $8,062

Adjustments resulting from assumed
 conversion of 5.5% Convertible
 Subordinated Notes ("Notes") in fiscal
 1996 and 7.25% Convertible Subordinated
 Debentures ("Debentures") in fiscal
 1995 and 1994:
  Reduction of interest expense and
   amortization of deferred debt
   financing costs                                    81       389      2,476
  Related tax effect on above                        (28)     (136)      (867)

Net earnings, as adjusted                        $24,951   $17,598    $ 9,671


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common and
 common equivalent shares outstanding             11,794    10,858      7,986

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes and Debentures                  32       504      3,220

  Exercise of stock options at period-end
   market price if higher than average
   market price for fiscal year                       34       208        248

Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted                         11,860    11,570     11,454


FULLY-DILUTED EARNINGS PER SHARE                 $  2.10   $  1.52    $   .84

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